Date:	June 8, 2011	NEWS RELEASE
	For Release:	IMMEDIATELY
Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484
475-882-4000
	Contact:	James M. Farrell

HUBBELL BOARD ELECTS NEW DIRECTOR

SHELTON, CT. (June 8, 2011) – The Board of Directors of Hubbell Incorporated (NYSE:  HUBA, HUBB) announces the election of John F. Malloy as a Director of the Company. This addition to the Board brings the total number of directors to ten.

Mr. Malloy, 56, is Chairman, President and Chief Executive Officer of Victaulic. Headquartered in Easton, PA., Victaulic is a global leader in the design and manufacture of mechanical pipe joining systems including pipe couplings, fittings and valves.

Prior to joining Victaulic, Mr. Malloy spent 19 years working for United Technologies Corporation, rising to the position of President of North America for UTC’s Carrier Division. Prior to joining UTC, Mr. Malloy worked for Air Products & Chemicals and taught Economics at Hamilton College. He received his B.A. in Economics from Boston College and his Ph.D. in Economics from Syracuse University.

Hubbell’s Chairman, President and Chief Executive Officer, Mr. Timothy H. Powers, said, “I am very pleased that John will be joining Hubbell. His background is well suited to provide industry and market perspectives to our Board of Directors and we look forward to his future contributions.”

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2010 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.